                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): June 26, 1997



                             BUSH INDUSTRIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

    Delaware                   1-8884                  16-0837346
- -----------------        ------------------         ----------------
(State or other          (Commission File           (I.R.S. Employer
jurisdiction                 Number)                 Identification
of incorporation)                                         No.)
- -----------------        ------------------         ----------------


                                One Mason Drive
                                  P.O. Box 460
                         Jamestown, New York 14702-0460
                    ----------------------------------------
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (716) 665-2000



                                      N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

  Item 5. Other Events.


       Effective as of June 26, 1997, Bush Industries, Inc. (the "Registrant"), entered into a Credit and Guarantee Agreement (the "Credit Agreement"), with The Chase Manhattan Bank, as administrative agent and as a lender ("Chase"), Mellon Bank, N.A., as co-agent and as a lender ("Mellon"), and certain other banks, pursuant to which the Registrant can borrow up to a maximum of $155,000,000. The credit facility replaces the Registrant's previously existing lending facility in the aggregate amount of $85,000,000.

       Pursuant to the terms of the Credit Agreement, which expires June 25, 2002, the Registrant must satisfy certain affirmative and negative covenants at the time of any borrowing and during the term of the credit facility, including achieving certain consolidated cash flow coverage and leverage ratios, satisfying minimum tangible net worth requirements, and limiting capital expenditures and new leases within prescribed parameters. The Credit Agreement provides, at the Registrant's option, subject to certain conditions, for revolving credit loans, swing line loans and multicurrency loans.

       At the Registrant's option, borrowings may be effectuated, subject to certain conditions, on a NYBOR rate, a eurocurrency rate for dollars, an applicable eurocurrency rate for certain foreign currencies, a money market rate, or an alternative base rate. Alternative base rate loans currently bear interest at the prime rate as announced by The Chase Manhattan Bank.
  The applicable margin, which pertains only to NYBOR and eurocurrency rate loans, varies from 0.375% to 1.00%, depending upon the Registrant's ability to satisfy certain quarterly financial tests. In addition, the Credit Agreement permits the Registrant to request the issuance of up to a maximum of $20,000,000 in letters of credit, which issuance will be deemed part of the $155,000,000 maximum amount of borrowing permitted under the credit facility.

       In accordance with the terms of the Credit Agreement, the Registrant pledged 100% of the capital stock of all its domestic subsidiaries and 65% of the capital stock of all its directly held foreign subsidiaries to the banks to secure its obligations under the Credit Agreement. Apart from such pledge, the credit facility is unsecured.

       The Registrant has in the past maintained "key man" life insurance in the amount of approximately $11.4 million on the life of Mr. Paul S. Bush, the Chairman of the Board, President and Chief Executive Officer of the Registrant. Recently the Registrant increased the amount of this insurance to approximately $21.4 million by purchasing an additional $10 million life insurance policy. Effective July 1997, the Registrant entered into a stock redemption agreement with Mr. Paul S. Bush, which provides that upon Mr. Paul
  S. Bush's demise the Registrant may be required to redeem a portion of the Registrant's capital stock then owned by Mr. Paul S. Bush's estate, at the then market price based upon a thirty day average prior to the closing of any stock redemption. The amount of the redemption is limited to the approximately $21.4 million proceeds described above. The Registrant believes that such agreement would enhance stockholder valuation, by providing a mechanism for the orderly liquidation of a portion of the estate's equity holdings in the Registrant, if the estate is then required to sell such stock, for among other reasons, to satisfy, in whole or in part, then current estate tax obligations.

  Item 7. Financial Statements and Exhibits.

       (c)  Exhibits.

            10.1  Credit and Guarantee Agreement, dated as of June 26, 1997.

            10.2  Stock Redemption Agreement.

                                   SIGNATURES
                                   ----------

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               BUSH INDUSTRIES, INC.


                               By: /s/ Robert L. Ayres
                                   -----------------------------------------
Date: September 9, 1997            Robert L. Ayres, Chief Financial Officer,
      ---------------------          Chief Operating Officer and Executive Vice
                                     President

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